Exhibit 10.70
EMPLOYMENT LETTER AGREEMENT
AMENDMENT
          BearingPoint, Inc. (the “Company”) and F. Edwin Harbach (“Executive”) previously entered into an Employment Letter Agreement effective as of December 31, 2007 (the “Agreement”). Pursuant to Section 7 of the Agreement, the Company is required to reform the Agreement if any provision of the Agreement would cause Executive to incur any additional tax or interest under Section 409A of the Internal Revenue Code of 1986. Having deemed that it is in the best interest of the Company and Executive to provide that the benefits provided under the Agreements shall satisfy the requirements of Section 409A, the Company hereby amends the Agreement as follows:
1.	The section of the Agreement entitled “Severance” is amended by adding the following immediately before the last sentence:
You must return the executed Release Agreement to the Company no earlier than the date of your termination of employment with the Company and no later than the thirtieth day following your termination of employment. You will have a period of seven days from the date on which the executed Release Agreement is timely returned to the Company (the “Revocation Period”) during which you may revoke the Release Agreement by the timely delivery of a written notice of such revocation to the Company. If you do not revoke the Release Agreement, the Company will make any required severance payments within a period of months equal to the number of months’ pay to which the Managing Director is entitled as Severance Pay, but in any event no later than March 15 of the year following the date of your termination of employment.
2.	The section of the Agreement entitled “Termination by the Company without Cause” is amended by deleting the second sentence in its entirety and replacing it with the following:
Upon your execution and delivery of a Release Agreement and provided that you do not revoke the Release Agreement during the Revocation Period, the Company will make such cash payments within a period of months equal to the number of months’ pay to which the Managing Director is entitled as Severance Pay, but in any event no later than March 15 of the year following the date of your termination of employment.
          IN WITNESS WHEREOF, this Amendment is executed this 20 day of December, 2008, but effective as of December 31, 2008.

BEARINGPOINT, INC.

By: Name:	/s/ Richard J. Martino Richard J. Martino
Title:	EVP, Global Human Resources